CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-1A of Capital Group Private Client Services Funds of our report dated December 17, 2018 relating to the financial statements and financial highlights of Capital Group Core Municipal Fund, Capital Group Short-Term Municipal Fund, Capital Group California Core Municipal Fund, Capital Group California Short-Term Municipal Fund, Capital Group Core Bond Fund, Capital Group Global Equity Fund, Capital Group International Equity Fund, and Capital Group U.S. Equity Fund, which appears in this Registration Statement. We also consent to the references to us under the headings "Independent registered public accounting firm”, "Financial highlights" and "Prospectuses, reports to shareholders and proxy statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

June 25, 2019